EXHIBIT 10.35



                     [Ladenburg, Thalmann & Co. Letterhead]


                                                                    July 7, 2000


Greigory Park
Chief Financial Officer
Pawnbroker.com, Inc.
2900 Gordon Avenue, Suite 201
Santa Clara, CA 95051

Re: Deferral of Ladenburg Non-Accountable Expense Allowance

Dear Greg:

     Per your request, Ladenburg Thalmann will agree to defer the receipt of the $35,000 non-accountable expense allowance which would otherwise be due to us upon the execution of the Common Stock Purchase Agreement and ancillary agreements between Pawnbroker and Gestrow Investments Limited, effective upon our receipt of the attached promissory note. Per your request, this note provides for payment of the $35,000 upon the first drawdown, but not later than December 31 of this year. No interest will accrue if the note is timely paid.

     Please return the original note to Mr. Charron to be held in escrow in lieu of our cash fee. By copy of this letter to Mr. Charron, this will serve to amend the escrow instructions to permit Epstein, Becker & Green to receive the note in place of the funds otherwise required.

Sincerely,

Ladenburg Thalmann & Co. Inc.

By: /s/ Joseph A. Smith
    --------------------------------
    Joseph A. Smith
    Managing Director


Cc:  Robert F. Charron w/enc.




                          Ladenburg Thalmann & Co. Inc.
                      500 Madison Avenue, New York NY 10022